EXHIBIT 99.1

ARRAY BIOPHARMA NAMES RON SQUARER CHIEF EXECUTIVE OFFICER

BOULDER, Colo., (April 26, 2012) — Array BioPharma Inc. (NASDAQ: ARRY) today announced that Ron Squarer has been appointed Chief Executive Officer, effective immediately.  Mr. Squarer has also been named to the Array Board of Directors.

Mr. Squarer, 45, has extensive commercial, development and executive leadership expertise from a 20 year career in the pharmaceutical industry.  Most recently he served as Chief Commercial Officer at Hospira Inc., a global pharmaceutical and medical device company, where he was responsible for delivering $4 billion in annual revenue and leading more than 2,000 employees worldwide.  Prior to this, Mr. Squarer was responsible for strategy, new product development and commercialization, acquisitions, partnerships and portfolio prioritization as Senior Vice President, Global Marketing and Corporate Development.  Mr. Squarer joined Hospira from Mayne Pharma, an oncology-focused, global pharmaceutical company, where he served as Senior Vice President, Global Corporate and Business Development when Mayne was sold to Hospira for $2 billion in 2007. Earlier, Mr. Squarer held senior management roles at both Pfizer, Inc., focused on global oncology commercial development, and at SmithKline Beecham Pharmaceuticals (now GlaxoSmithKline) in the U.S. and Europe.  Mr. Squarer holds an MBA from the Kellogg School of Management, Northwestern University and a bachelor’s degree in biochemistry from the University of California, Berkeley.

“We’re delighted that Ron has accepted our offer to be Array’s new CEO,” said Kyle Lefkoff, Executive Chairman.  “Ron’s appointment is the culmination of the Board’s comprehensive selection process to identify the best executive to lead Array to the registration and commercialization of our oncology and inflammation portfolio.  We consider Ron an ideal fit for Array.”

Mr. Squarer added, “I am delighted to join Array, a recognized leader in small molecule drug development.  Array is an exceptional company with 10 Array-invented drugs in Phase 2, as well as outstanding people, a strong cash position and uniquely productive discovery and development capabilities. I look forward to building on the company’s many strengths and working with the Board and employees to improve the lives of patients and drive value for shareholders.”

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases.  Array has four core proprietary clinical programs:  ARRY-614 for myelodysplastic syndromes, ARRY-520 for multiple myeloma, ARRY-797 for pain and ARRY-502 for asthma.  In addition, Array has 10 partner-funded clinical programs including two MEK inhibitors in Phase 2:  selumetinib with AstraZeneca and MEK162 with Novartis.  For more formation on Array, please go to www.arraybiopharma.com.

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